Exhibit 99.1

May 22, 2007

Re: ICON Income Fund Eight B (“Fund Eight B”)

Dear Registered Representative:

We are writing to notify you in advance that the Liquidation Period for Fund Eight B is scheduled to commence June 17, 2007 and is expected to continue for several years. Your clients will receive the following letter with their June 1, 2007 distribution. Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736 x140.

June 1, 2007

Re: ICON Income Fund Eight B L.P. (“Fund Eight B”)

Dear Investor:

We are writing to notify you that the Liquidation Period for ICON Income Fund Eight B is scheduled to commence on June 17, 2007 and is expected to continue for several years. In accordance with Fund Eight B’s Partnership Agreement, during the Liquidation Period, Fund Eight B will begin the gradual orderly termination of its operations and affairs, and liquidation or disposition of its equipment, leases and financing transactions.

During the Liquidation Period you will receive distributions from the net rental income and equipment sales when realized. In other words, distributions are no longer paid at a fixed distribution rate or on a regularly scheduled basis. Rather the distributions will fluctuate as the portfolio continues to wind down and assets are sold. Some months the distribution could be larger than your current distribution, some months smaller, and some months there may not be any distribution.

We are optimistic that we will be able to maximize the value of Fund Eight B’s assets during the Liquidation Period. We would also like to take this opportunity to thank you for your investment in Fund Eight B. Should you have any questions, please do not hesitate to call our Investor Relations Department at (800) 343-3736 x140.

Sincerely,

ICON Capital Corp.

ICON Capital Corp                                                     150 Grossman Drive                                                      Braintree, MA 02184